Exhibit (n)(1)
EVERSHEDS SUTHERLAND (US) LLP

THOMAS E. BISSET
DIRECT LINE: 202.383.0118
E-mail: ThomasBisset@eversheds-sutherland.com

April 25, 2023

VIA EDGAR

Board of Directors
Protective Life Insurance Company
2801 Highway 280 South
Birmingham, AL 35223

Re:
Protective Premiere II and  Premiere III VULs
Post-Effective Amendment No. 36

Directors:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 36 to the Form N-6 Registration Statement (File No. 333-52215) by Protective Life Insurance Company and Protective Variable Life Separate Account with the Securities and Exchange Commission.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

By:
/s/ Thomas E. Bisset
Thomas E. Bisset